Exhibit 10.1

Comerica Securities, Inc. (“Comerica”) (20080130555)

FINRA Settlement Term Sheet

This Settlement Term Sheet (the “Settlement”) sets forth the principal terms of Comerica’s agreement with the staff of FINRA to resolve FINRA’s Auction Rate Securities Investigation of the Firm. The Settlement is subject to reaching agreed upon language in a Letter of Acceptance Waiver and Consent (“AWC”) as well as acceptance of such AWC by FINRA’s Office of Disciplinary Affairs.

I.                                         Buyback of ARS

Comerica or an affiliate will offer to purchase at par Auction Rate Securities (“ARS”) that are subject to auctions that have not been successful as of the date of this Settlement Term Sheet and are not subject to current calls or redemptions (“Eligible ARS”) from all investors in the Relevant Class.  For purposes of this Settlement, the “Relevant Class” shall be comprised of all Individual Investors who purchased ARS through Comerica at any time between May 31, 2006 and February 28, 2008 into accounts maintained at Comerica.

a.                                       Promptly upon execution of the Settlement, Comerica or an affiliate shall offer to buy back the Eligible ARS from Individual Investors, as defined below, who are in the Relevant Class (the “Buyback Offer”). Following the Buyback Offer, the actual buyback of Eligible ARS (the “Buyback”) will commence no later than thirty (30) days following the date an AWC in this matter is accepted by FINRA’s Office of Disciplinary Affairs (the “Buyback Date”) and be completed no later than sixty (60) days thereafter.  For purposes of the Settlement, in addition to natural persons, the following entities will also be treated as “Individual Investors”:

i.                                          Any account with the following beneficial owner:

1.                                       non-profit charitable organizations; and

2.                                       religious corporations or entities.

ii.                                       Any accounts with the following beneficial owner the value of which at the time of any ARS purchase made through Comerica did not exceed $10 million:

1.                                       trusts;

2.                                       corporate trusts;

3.                                       corporations;

4.                                       employee pension plans/ERISA and Taft Hartley Act plans;

5.                                       educational institutions;

6.                                       incorporated non-profit organizations;

7.                                       limited liability companies;

8.                                       limited partnerships;

9.                                       non-public companies;

10.                                 partnerships;

11.                                 personal holding companies; and

12.                                 unincorporated associations.

b.                                      Commencing no later than six (6) months following the date an AWC in this matter is accepted by FINRA’s Office of Disciplinary Affairs, Comerica shall make its “best efforts” to provide liquidity to all other investors not in the Relevant Class but who purchased Eligible ARS at any time between May 31, 2006 and February 28, 2008 from Comerica. Such best efforts, which may include, but are not limited to, offers to purchase Eligible ARS and/or offers of low or no-interest loans, shall be completed no later than sixty (60) days following commencement thereof.

c.                                       Comerica will provide notice to the Relevant Class of the settlement terms set forth in the Settlement no later than ten (10) days  after FINRA’s acceptance of the AWC. Such notice shall not be unacceptable to the FINRA staff.  Comerica will contemporaneously establish a dedicated telephone assistance line, with appropriate staff, to respond to questions from investors concerning the terms of the settlement.

II.                                     Relief for Investors Who Sold Below Par

No later than the completion of the Buyback, any Individual Investor in the Relevant Class that Comerica can reasonably identify who sold ARS below par between February 28, 2008 and the date the Settlement is accepted by FINRA (the “Settlement Date”), will be paid the difference between par and the price at which such Individual Investor sold the ARS.

III.                                 Consequential Damages Claims

No later than the Buyback Date, Comerica shall notify Individual Investors in the Relevant Class that an independent arbitrator selected under the auspices of FINRA, will be available for the exclusive purpose of arbitrating any Comerica Individual Investor’s consequential damages claim.  Arbitration shall be conducted, at the Individual Investor’s election, by a single non-industry arbitrator and Comerica will pay all applicable forum and filing fees.

Any Individual Investor in the Relevant Class who chooses to pursue such a consequential damages claim shall bear the burden of proving that it suffered consequential damages and that such damages were caused by its inability to access funds consisting of such Individual Investor’s ARS purchase(s) through Comerica.  Comerica shall be able to defend itself against such claims provided, however, that Comerica shall not contest liability related to the sale of ARS; and provided further that Comerica shall not be able to use as part of its defense an Individual Investor’s decision not to sell its ARS holdings prior to the Settlement Date.

IV.                                Violations

FINRA and Comerica will settle this matter through the submission by Comerica of an AWC.  Comerica, without admitting or denying the allegations or findings of the AWC, will agree to the findings in the AWC that it violated NASD Rules 2110, 2210, 2211, and 3010 and Rules G-17, G-21, and G-27 of the Municipal Securities Rulemaking Board insofar as Comerica (a) sold ARS using advertising or marketing materials and/or other communications with the public regarding ARS that were not fair and balanced and did not provide a sound basis for evaluating the facts in regard to a purchase of ARS, and (b) failed to establish and maintain a supervisory system reasonably designed to achieve compliance with certain NASD Rules and Rules of the Municipal Securities Rulemaking Board as it related to the marketing and sale of ARS.

V.                                    Sanctions

Comerica shall submit an AWC setting forth the violations described above pursuant to which it shall agree to the imposition of a censure as well the payment to FINRA of a fine in the amount of $750,000. Further, Comerica shall agree to provide FINRA with a report no later than thirty (30) days following the completion of the Buyback setting forth (a) the names and account numbers of all Individual Investors in the Relevant Class to whom the Buyback Offer was made, (b) an accounting of each instance in which such Individual Investors accepted the Buyback Offer and sold ARS holdings to Comerica, and (c) the names, account numbers, and an accounting of those Individual Investors in the Relevant Class paid pursuant to paragraph II hereunder . Further, Comerica shall notify FINRA within thirty (30) days of the completion of the best efforts undertaking set forth above in paragraph I(b) of the nature and results of such efforts. The accuracy of such report delivered pursuant to this paragraph V shall be certified by the Chief Compliance Officer of Comerica.

VI.                                Additional Understandings:

A.                                   Comerica will cooperate with FINRA in promptly negotiating the language of an AWC and submitting such fully executed AWC to FINRA. FINRA will include in such AWC language evidencing credit in the aforementioned sanctions in paragraph V (the “Sanctions”) given in respect of Comerica’s agreement to make the Buyback Offer to the Relevant Class as well as its previous offering and/or granting of net zero interest loans to customers who had purchased ARS from Comerica.

B.                                     In consideration of the Settlement, FINRA shall, upon acceptance of the fully executed AWC in this matter, conclude its investigation relating to the liability of Comerica.  As in all matters, FINRA reserves the ability to take further steps, if necessary, to determine whether there is a basis for liability of individuals.

C.                                     In executing the Settlement, Comerica consents to FINRA making public disclosure of the existence of the Settlement and the principal terms of such Settlement, including the Buyback Offer and the Sanctions.